Exhibit 5.01

November 4, 2010
Board of Directors Triangle Petroleum Corporation 1625 Broadway, Suite 780 Denver, CO 80202

Ladies and Gentlemen:

We are acting as special Nevada legal counsel to Triangle Petroleum Corporation, a Nevada corporation (the “Company”), in connection with the proposed public offering of 1,800,000 shares of common stock, par value $0.00001 per share, and 270,000 shares of the Company’s common stock subject to the underwriter’s over-allotment option as set forth in the Underwriting Agreement, as defined herein below, all of which shares (the “Shares”) are to be sold by the Company pursuant to a Prospectus (the “Prospectus”) that forms part of the Company’s registration statement (the “462(b) Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 228.601(b)(5), of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”). Capitalized terms used but not defined herein shall have the meaning set forth in the Prospectus or the Registration Statement, as is applicable.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents, certified or otherwise identified to our satisfaction, as we have deemed necessary in connection with this opinion letter, including the following: (i) the Company’s Registration Statement on Form S-1 (File No. 333-168736) (the “Registration Statement”); (ii) an unexecuted draft copy of a certain Underwriting Agreement which will be between the Company and Johnson Rice & Company, L.L.C. (the “Underwriting Agreement”), (iii) the Articles of Incorporation of the Company filed on December 11, 2003 (the “Articles”), as amended by a Certificate of Amendment to the Articles filed with the Nevada Secretary of State on May 10, 2005, by a Certificate of Amendment to the Articles filed with the Nevada Secretary of State on July 10, 2009, and by a Certificate of Amendment to the Articles filed with the Nevada Secretary of State on November 2, 2010 and effective November 4, 2010 (the Articles, together with the Certificates of Amendment, the “Amended Articles”); (iv) the Second Amended and Restated Bylaws of the Company (the “Bylaws”) as adopted by the Board of Directors of the Company on October 10, 2010 and effective as of November 2, 2010 and certified by Jonathan Samuels, Chief Financial Officer and Corporate Secretary of the Company as a true and complete copy of the Bylaws; and (v) certain resolutions of the Board of Directors of the Company dated October 10, 2010 relating to the issuance and sale of the Shares and related matters. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including facsimiles, electronic, certified, photostatic copies, and the authenticity of the originals of such copies).

Board of Directors

Triangle Petroleum Corporation

November 4, 2010

In our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

As to all matters of law, this opinion letter is based solely upon the applicable provisions of Nevada Corporations Law statutory provisions (Chapter 78 of the Nevada Revised Statutes) (“NRS Chapter 78”) and as currently in effect (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). As used herein, the phrase “NRS Chapter 78” includes the statutory provisions contained therein; any applicable provisions of the Nevada Constitution; and any applicable reported judicial decisions interpreting these laws.

We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Assumptions

In rendering the opinion set forth herein, we have, with your consent, assumed: (a) that no documents exist that affect or govern the issuance of shares of stock by the Company (including, but not limited to, a resolution adopted by the Company’s Board of Directors or an amendment to the Company’s Amended Articles that has not been filed with the Nevada Secretary of State), other than the corporate documents filed with the Nevada Secretary of State and the Company’s Bylaws; (b) the Company’s compliance with all state and U.S. federal securities laws and regulations applicable to the offer, sale and issuance of Shares of the Company’s common stock pursuant to the Prospectus; (c) that the Amended Articles have not otherwise been amended since the last Certificate of Amendment was filed with the Nevada Secretary of State on November 2, 2010; (d) that the Bylaws are true and correct and have not been subsequently amended or superseded; (e) that the final form and content of the Underwriting Agreement, to be signed by the parties thereto, will be the same as the draft form of the Underwriting Agreement that we have reviewed for purposes of this opinion letter; and (f) that as of the date hereof, the Company remains a corporation duly organized under the laws of the State of Nevada with status in good standing.

Wherever our opinion herein with respect to the existence or absence of facts is indicated to be based upon our knowledge or awareness, it is intended to signify that during the course of our limited representation of the Company as its special Nevada legal counsel, as herein described, no information has come to the attention of those attorneys at Jones Vargas, Chartered (“Jones Vargas”) that have directly worked on this matter, that would give us actual knowledge of the existence or absence of such

Board of Directors

Triangle Petroleum Corporation

November 4, 2010

facts. We have not undertaken an independent investigation to determine the existence or absence of such facts, and material information as to such matters may not have come to our attention during the course of our representation of the Company. Accordingly, no inference as to our knowledge of the existence or absence of such facts should be drawn from our special and limited representation of the Company.

Opinion

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(i)	the issuance of the Shares by the Company pursuant to the terms of the 462(b) Registration Statement (including the Prospectus) and the Underwriting Agreement; and

(ii)	the receipt by the Company of the consideration for the Shares as specified in the Prospectus,

will result in the Shares being duly authorized and validly issued, and will be fully paid and non-assessable.

Limitation and Qualifications

The opinion expressed herein is further subject to the following qualifications:

(a) Our opinion is not a prediction of what a particular court (including an appellate court) reaching the issue on the merits would hold but instead is our opinion as to the proper result to be reached by a court applying existing legal rules to the facts as we understand them to be.

(b) This opinion letter is based upon and relies upon the current status of the laws of the State of Nevada and this opinion letter is limited thereto. We do not opine to matters governed by future legislation or case law, and we do not undertake any obligation to update this opinion letter.

(c) This opinion letter is based on our review of certain corporate documents and does not consider or extend to any documents, agreements, representations or any other material of any kind not specifically mentioned above, and this opinion letter should in no way be considered as inclusive of any matters not set out herein.

(d) We express no opinion as to any matters relating to the business, affairs or condition (financial or otherwise) of the Company, and no inference should be drawn that we have expressed any opinion on matters relating to the ability of the Company to perform its obligations.

Board of Directors

Triangle Petroleum Corporation

November 4, 2010

(e) In this opinion letter, the words “including,” “such as,” “for example,” and words to similar effect shall be construed as if followed by the words “without limitation” and the word “person” includes a natural person as well as an entity.

(f) The opinion expressed in this opinion letter is limited to the matters expressly set forth in this opinion letter, and no other opinion shall be inferred or implied beyond the matters expressly stated herein.

We are admitted to the practice of law in the State of Nevada, and our opinion is limited to matters under or involving the laws of the State of Nevada, including NRS Chapter 78, as currently in effect (except for gaming, securities, or so-called “Blue Sky” state securities laws, on which we do not express any opinion except as expressly set forth herein). We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the State of Nevada, as those laws presently exist.

This opinion letter is issued in the State of Nevada; and, by issuing this opinion letter, the law firm of Jones Vargas shall not be deemed to be transacting business in any other state, foreign country or jurisdiction. Furthermore, by issuing this opinion letter to the addressee hereof, the law firm of Jones Vargas does not consent to the jurisdiction of any state but the State of Nevada, or any foreign country or jurisdiction, and any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.

The opinion expressed in this opinion letter is given solely for the benefit of the Company, and may not be relied upon, in whole or in part, by any other party for any purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. The opinion is rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date, and this opinion letter is not to be construed as a guaranty, nor is it a warranty that a court considering such matter would not rule in any manner contrary to the opinions set forth above. Furthermore, we do not undertake the obligation to supplement or update this opinion letter if any applicable laws or facts, or our knowledge of applicable laws or facts, change in any manner. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Jones Vargas

JONES VARGAS